Exhibit 99.2

                              Press Release

                                  Dated

                            November 26, 2001









                                 PRESS RELEASE

Today's date:   November 26, 2001                 Contact:  Jerry Chancellor
Release date:   Immediately                       President and C.E.O.
                                                  903-586-9861

            Jacksonville Savings Bank, SSB Has Acquired the Carthage
                  Branch Office from Jefferson Heritage Bank


     Jacksonville Bancorp, Inc. (NASDAQ : JXVL) the holding company of Jacksonville Savings Bank, SSB, of Jacksonville, Texas, announced today that Jacksonville has completed the acquisition of the Carthage, Texas branch office with aggregate deposits of approximately $44.9 million from Jefferson Heritage Bank, of Denton, Texas, a wholly owned subsidiary of Union Planters Holding Corporation. Jacksonville paid a premium of 8.0% for the acquired deposits. In addition to the branch office and the deposits, Jacksonville acquired approximately $40.5 million in cash and $503,000 of loans. These amounts are subject to adjustment but are not expected to vary significantly.

     On November 13, 2001, the business day following completion, the Carthage branch office opened for business fully converted to a Jacksonville branch office with the same staff in place.

      Jerry Chancellor, President and C.E.O. stated, "The purchase of the Carthage branch is consistent with our mission to purchase or develop branches in the East Texas market areas where our management team has strong market knowledge and banking relationship development potential."

     The approximately $44.9 million branch includes checking and savings accounts, real estate, and a limited number of loans. These accounts represent the basis for building a primary banking relationship with existing and new customers on both the deposit and loan side of the business.

     With the increasing competitive challenges facing the industry, especially in generating core deposit growth and loan originations, Jacksonville feels that the Carthage branch acquisition will enhance the franchise value of the institution and will enable Jacksonville to serve a greater area of East Texas. The acquisition will allow Jacksonville, a community bank, to focus its savings and lending activities to better serve people in Panola, Shelby, and Rusk counties with competitive savings rates and loans, including home mortgage, construction, consumer, home improvement, and home equity loans.

     At September 30, 2001 Jacksonville Bancorp, Inc., had total assets of $351.0 million, total liabilities of $315.0 million and stockholders equity of $36.0 million. Jacksonville now operates branches in Carthage, Tyler (2), Longview (2), Athens, Palestine, and Rusk in addition to its home office location in Jacksonville, Texas. Jacksonville has been operating as a major lender in East Texas since 1925.



Press Release
November 26, 2001
Page 2


     President Chancellor said, "Our goal is to continue to serve the existing customers as well as expanding our customer base in the Carthage area by delivering banking services that meet or exceed their expectations. We look forward to becoming a welcomed neighbor with the good people of Carthage."